Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Settlement Agreement with Valeant

INCLINE VILLAGE, NV, October 30, 2017 - PDL BioPharma, Inc. (“PDL” or the “Company”) (NASDAQ: PDLI) today announced that on October 27, 2017, PDL and Depomed, Inc. (“Depomed”) entered into a settlement agreement with Valeant Pharmaceuticals International, Inc. and its indirect subsidiary Valeant Pharmaceuticals Luxembourg S.à r.l. (together, “Valeant”) that resolves all matters addressed in the lawsuit filed by Depomed on September 7, 2017 relating to alleged underpayment of royalties by Valeant (the “Settlement Agreement”).  Under the terms of the Settlement Agreement, the parties agree that the settlement is not an admission by any party thereto of any fact alleged in the litigation, and reflects a reasonable compromise in the best interest of the parties. As a consequence of the settlement, the litigation will be dismissed, with prejudice, and Valeant will pay a one-time, lump-sum payment of $13.0 million, which will be transferred to PDL pursuant to the terms of the Depomed Royalty Agreement and not recognized as revenue by Depomed. In addition, under the terms of the Settlement Agreement, Depomed and PDL will release Valeant from any and all claims against it arising out of the royalty audit that was performed, Valeant’s obligation to pay royalties during the Audit Period, and/or the litigation, and Valeant will release Depomed and PDL from any and all claims against them as a result of the audit and/or the litigation.

About PDL BioPharma
PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 such transactions, of which nine are active and outstanding. PDL has one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView; one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics; and five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. PDL’s equity and loan investments in Noden represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and its converted equity and loan investment in LENSAR represents deployed capital of $40 million.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.